     Exhibit 99.1

CVS Health reports third quarter results
WOONSOCKET, RHODE ISLAND, November 1, 2023 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months ended September 30, 2023.

Third quarter highlights	Key financial data
•Total revenues increased to $89.8 billion, up 10.6% compared to prior year
•GAAP diluted EPS of $1.75 and Adjusted EPS of $2.21

Year-to-date highlights
•Total revenues increased to $264.0 billion, up 10.6% compared to prior year
•GAAP diluted EPS of $4.88 and Adjusted EPS of $6.62
•Generated cash flow from operations of $16.1 billion

	Three Months Ended September 30,
In millions, except per share amounts	2023	2022	Change
Total revenues	$89,764	$81,159	$8,605
Operating income (loss)	3,690	(3,919)	7,609
Adjusted operating income (1)	4,456	4,349	107
Diluted earnings (loss) per share	$1.75	$(2.59)	$4.34
Adjusted EPS (2)	$2.21	$2.17	$0.04

Note: Financial information for the three and nine months ended September 30, 2022 throughout this press release has been revised to conform with certain current period financial statement changes as described on page 16.

2023 Full-year guidance
•Revised GAAP diluted EPS guidance range to $6.37 to $6.61 from $6.53 to $6.75
•Confirmed Adjusted EPS guidance range of $8.50 to $8.70
•Confirmed cash flow from operations guidance range of $12.5 billion to $13.5 billion

CEO Commentary
“Our colleagues helped us deliver another quarter of positive results across our business areas. Despite a challenging business environment, we continue adapting to the changing needs of our consumers by connecting our care delivery capabilities in communities across the country, broadening access to care and lowering costs.”
-Karen S. Lynch, CVS Health President and CEO

In the spotlight
In August 2023, launched CordavisTM, a wholly owned subsidiary that will work with pharmaceutical manufacturers to commercialize and/or co-produce biosimilar products for the U.S. market. Cordavis products will be FDA approved, high quality and easy for patients to use and will help ensure consistent long-term supply of affordable biosimilars.

In October 2023, announced Aetna’s 2024 Medicare products ― the largest Medicare offering in Aetna’s history ― featuring more choices, flexible benefit allowances, a strong provider network and further simplified medical and prescription drug plans that support members’ overall health and well-being.

On October 13, 2023, announced that 87 percent of Aetna’s Medicare Advantage (“MA”) members are in 2024 MA prescription drug plans that are rated 4 stars or higher (out of 5 stars) by the Centers for Medicare & Medicaid Services.

Appointed two new members to CVS Health Corporation’s Board of Directors – Scott Kirby, CEO of United Airlines Holdings, Inc., and Michael Mahoney, Chairman and CEO of Boston Scientific Corporation.

Returned $779 million to shareholders through dividends during the three months ended September 30, 2023.

Investor Contact: Larry McGrath | Senior Vice President Business Development and Investor Relations | (800) 201-0938
Media Contact: Ethan Slavin | Executive Director Corporate Communications | (860) 273-6095

The Company presents both GAAP and non-GAAP financial measures in this press release to assist in the comparison of the Company’s past financial performance with its current financial performance. See “Non-GAAP Financial Information” beginning on page 11 and endnotes beginning on page 24 for explanations of non-GAAP financial measures presented in this press release. See pages 13 through 15 and page 23 for reconciliations of each non-GAAP financial measure used in this release to the most directly comparable GAAP financial measure.

Consolidated third quarter results

	Three Months Ended September 30,			Nine Months Ended September 30,
In millions, except per share amounts	2023	2022	Change	2023	2022	Change
Total revenues	$89,764	$81,159	$8,605	$263,963	$238,621	$25,342
Operating income (loss)	3,690	(3,919)	7,609	10,370	4,295	6,075
Adjusted operating income (1)	4,456	4,349	107	13,307	13,958	(651)
Net income (loss)	2,265	(3,399)	5,664	6,321	1,995	4,326
Diluted earnings (loss) per share	$1.75	$(2.59)	$4.34	$4.88	$1.49	$3.39
Adjusted EPS (2)	$2.21	$2.17	$0.04	$6.62	$6.99	$(0.37)

Q3 2023 financial results
For the three months ended September 30, 2023 compared to the prior year:
•Total revenues increased 10.6% driven by growth across all segments.
•The Company generated operating income of $3.7 billion compared to a $3.9 billion operating loss in the prior year. The change was primarily driven by the absence of a $5.2 billion opioid litigation charge and a $2.5 billion loss on assets held for sale related to the write-down of the Company’s Omnicare® long-term care business (“LTC business”), both of which were recorded in the prior year.
•Adjusted operating income increased 2.5% primarily driven by an increase in the Health Services segment, partially offset by a decline in the Health Care Benefits segment. Adjusted operating income for the Pharmacy & Consumer Wellness segment remained relatively consistent compared to the prior year. See pages 3 through 5 for additional discussion of adjusted operating income performance of the Company’s segments.
•Interest expense increased $127 million or 22.4%, due to higher debt in the three months ended September 30, 2023 to fund the acquisitions of Signify Health, Inc. (“Signify Health”) and Oak Street Health, Inc. (“Oak Street Health”).
•The Company recorded income tax expense at an effective income tax rate of 25.0% in the three months ended September 30, 2023, compared to an income tax benefit at an effective income tax rate of 23.5% during the prior year due to the pre-tax loss incurred in the three months ended September 30, 2022. The difference in the effective income tax rate was primarily due to certain nondeductible legal charges recorded in the prior year.

Health Care Benefits segment

The Health Care Benefits segment offers a full range of insured and self-insured (“ASC”) medical, pharmacy, dental and behavioral health products and services. The segment results for the three and nine months ended September 30, 2023 and 2022 were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
In millions, except percentages	2023	2022	Change	2023	2022	Change
Total revenues	$26,296	$22,496	$3,800	$78,920	$68,331	$10,589
Adjusted operating income (1)	1,536	1,641	(105)	4,901	5,425	(524)
Medical benefit ratio (“MBR”) (3)	85.7%	83.4%	2.3%	85.5%	83.2%	2.3%
Medical membership (4)				25.7	24.3	1.4

•Total revenues increased 16.9% for the three months ended September 30, 2023 compared to the prior year driven by growth across all product lines.
•Adjusted operating income decreased 6.4% for the three months ended September 30, 2023 compared to the prior year reflecting increased utilization in Medicare Advantage, including the impact of lower year-over-year prior period development, partially offset by higher net investment income in the three months ended September 30, 2023 compared to the prior year.
•The MBR increased to 85.7% in the three months ended September 30, 2023 compared to 83.4% in the prior year driven by the impact of lower year-over-year prior period development and increased utilization in Medicare Advantage, including outpatient and supplemental benefits such as dental and behavioral health, as well as over-the-counter (“OTC”) and flex cards, compared to the prior year.
•Medical membership as of September 30, 2023 of 25.7 million increased 54 thousand members compared with June 30, 2023, reflecting increases in the Commercial and Medicare product lines. These increases were partially offset by a decline in the Medicaid product line, primarily attributable to the resumption of Medicaid redeterminations following the expiration of the public health emergency.
•During the three months ended September 30, 2023, the segment experienced modestly unfavorable development of prior-periods’ health care cost estimates in its Commercial business, primarily attributable to a prior period provider settlement. This experience was substantially offset by favorable development in its Government Services business.
•Prior years’ health care costs payable estimates developed favorably by $665 million during the nine months ended September 30, 2023. This development is reported on a basis consistent with the prior years’ development reported in the health care costs payable table in the Company’s annual audited financial statements and does not directly correspond to an increase in 2023 operating results.

See the supplemental information on page 18 for additional information regarding the performance of the Health Care Benefits segment.

Health Services segment

The Health Services segment provides a full range of pharmacy benefit management (“PBM”) solutions, delivers health care services in its medical clinics, virtually, and in the home, and offers provider enablement solutions. The segment results for the three and nine months ended September 30, 2023 and 2022 were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
In millions	2023	2022	Change	2023	2022	Change
Total revenues	$46,891	$43,254	$3,637	$137,697	$125,807	$11,890
Adjusted operating income (1)	1,878	1,695	183	5,452	4,996	456
Pharmacy claims processed (5) (6)	579.6	584.6	(5.0)	1,743.5	1,734.9	8.6

•Total revenues increased 8.4% for the three months ended September 30, 2023 compared to the prior year primarily driven by pharmacy drug mix, growth in specialty pharmacy, brand inflation and the acquisitions of Oak Street Health and Signify Health. These increases were partially offset by continued pharmacy client price improvements.
•Adjusted operating income increased 10.8% for the three months ended September 30, 2023 compared to the prior year primarily driven by improved purchasing economics, including increased contributions from the products and services of the Company’s group purchasing organization, as well as growth in specialty pharmacy. These increases were partially offset by continued pharmacy client price improvements.
•Pharmacy claims processed decreased slightly on a 30-day equivalent basis for the three months ended September 30, 2023 compared to the prior year, reflecting the impact of a Medicaid customer contract change that occurred during the second quarter of 2023 and a decrease in COVID-19 vaccinations. These decreases were partially offset by net new business.

See the supplemental information on page 19 for additional information regarding the performance of the Health Services segment.

Pharmacy & Consumer Wellness segment

The Pharmacy & Consumer Wellness segment dispenses prescriptions in its retail pharmacies and through its infusion operations, provides ancillary pharmacy services including pharmacy patient care programs, diagnostic testing and vaccination administration, and sells a wide assortment of health and wellness products and general merchandise. The segment also provides pharmacy services to long-term care facilities and pharmacy fulfillment services to support the Health Services segment’s specialty and mail order pharmacy offerings. The segment results for the three and nine months ended September 30, 2023 and 2022 were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
In millions	2023	2022	Change	2023	2022	Change
Total revenues	$28,872	$27,237	$1,635	$85,578	$79,881	$5,697
Adjusted operating income (1)	1,389	1,401	(12)	3,936	4,684	(748)
Prescriptions filled (5) (6)	407.1	405.6	1.5	1,217.6	1,202.0	15.6

•Total revenues increased 6.0% for the three months ended September 30, 2023 compared to the prior year primarily driven by pharmacy drug mix, increased prescription volume and brand inflation. These increases were partially offset by continued pharmacy reimbursement pressure, the impact of recent generic introductions, a decrease in store count and decreased sales of COVID-19 OTC test kits.
•Adjusted operating income remained relatively consistent at $1.4 billion in each of the three-month periods ended September 30, 2023 and 2022, primarily due to continued pharmacy reimbursement pressure and decreased contributions from COVID-19 vaccinations, diagnostic testing and OTC test kits, largely offset by improved drug purchasing, the increased prescription volume described above and lower operating expenses during the three months ended September 30, 2023.
•Prescriptions filled increased slightly on a 30-day equivalent basis for the three months ended September 30, 2023 compared to the prior year primarily driven by increased utilization, largely offset by a decrease in COVID-19 vaccinations and the decrease in store count. Excluding the impact of COVID-19 vaccinations, prescriptions filled increased 1.1% on a 30-day equivalent basis for the three months ended September 30, 2023 compared to the prior year.
•Same store prescription volume(6)(12) increased 2.7% on a 30-day equivalent basis for the three months ended September 30, 2023 compared to the prior year, and increased 3.5% when excluding the impact of COVID-19 vaccinations.

See the supplemental information on page 20 for additional information regarding the performance of the Pharmacy & Consumer Wellness segment.

2023 Full-year guidance

The Company revised its full-year 2023 GAAP diluted EPS guidance range to $6.37 to $6.61 from $6.53 to $6.75 and confirmed its full-year 2023 Adjusted EPS guidance range of $8.50 to $8.70. The Company also confirmed its full-year 2023 cash flow from operations guidance range of $12.5 billion to $13.5 billion.

The adjustments between full-year 2023 GAAP diluted EPS and Adjusted EPS include amortization of intangible assets, net realized capital losses, acquisition-related transaction and integration costs related to the acquisitions of Signify Health and Oak Street Health, restructuring charges, office real estate optimization charges, a loss on assets held for sale and the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health.

Teleconference and webcast

The Company will be holding a conference call today for investors at 8:00 a.m. (Eastern Time) to discuss its third quarter results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

In addition, the Company will be hosting an Investor Day on December 5, 2023.

About CVS Health

CVS Health is the leading health solutions company, delivering care like no one else can. We reach more people and improve the health of communities across America through our local presence, digital channels and over 300,000 dedicated colleagues – including more than 40,000 physicians, pharmacists, nurses and nurse practitioners. Wherever and whenever people need us, we help them with their health – whether that’s managing chronic diseases, staying compliant with their medications or accessing affordable health and wellness services in the most convenient ways. We help people navigate the health care system – and their personal health – by improving access, lowering costs and being a trusted partner for every meaningful moment of health. And we do it all with heart, each and every day. Follow @CVSHealth on social media.

Cautionary statement concerning forward-looking statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. Statements in this press release that are forward-looking include, but are not limited to, Ms. Lynch’s quotation, the information under the headings “2023 Full-year guidance” and “In the spotlight” and the information included in the reconciliations and endnotes. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the risks and uncertainties related to the impact of COVID-19 and CVS Health’s acquisitions of Signify Health and Oak Street Health as well as additional risks and uncertainties as described in our Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023 and September 30, 2023 and our Current Reports on Form 8-K.

You are cautioned not to place undue reliance on CVS Health’s forward-looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.
- Tables Follow -

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions, except per share amounts	2023	2022	2023	2022
Revenues:
Products	$61,298	$57,643	$179,984	$166,959
Premiums	24,657	21,003	74,117	63,894
Services	3,532	2,312	8,977	7,253
Net investment income	277	201	885	515
Total revenues	89,764	81,159	263,963	238,621
Operating costs:
Cost of products sold	54,688	50,365	159,679	145,164
Health care costs	21,499	17,401	63,729	52,814
Restructuring charges	11	—	507	—
Opioid litigation charges	—	5,220	—	5,704
Loss on assets held for sale	—	2,480	349	2,521
Operating expenses	9,876	9,612	29,329	28,123
Total operating costs	86,074	85,078	253,593	234,326
Operating income (loss)	3,690	(3,919)	10,370	4,295
Interest expense	693	566	1,968	1,735
Other income	(22)	(41)	(66)	(126)
Income (loss) before income tax provision (benefit)	3,019	(4,444)	8,468	2,686
Income tax provision (benefit)	754	(1,045)	2,147	691
Net income (loss)	2,265	(3,399)	6,321	1,995
Net income attributable to noncontrolling interests	(4)	(7)	(23)	(18)
Net income (loss) attributable to CVS Health	$2,261	$(3,406)	$6,298	$1,977

Net income (loss) per share attributable to CVS Health:
Basic	$1.76	$(2.59)	$4.90	$1.51
Diluted	$1.75	$(2.59)	$4.88	$1.49
Weighted average shares outstanding:
Basic	1,287	1,315	1,284	1,313
Diluted	1,290	1,315	1,289	1,324
Dividends declared per share	$0.605	$0.55	$1.815	$1.65

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

In millions	September 30, 2023	December 31, 2022
Assets:
Cash and cash equivalents	$13,043	$12,945
Investments	3,145	2,778
Accounts receivable, net	32,927	27,276
Inventories	17,954	19,090
Assets held for sale	—	908
Other current assets	3,074	2,636
Total current assets	70,143	65,633
Long-term investments	21,667	21,096
Property and equipment, net	13,022	12,873
Operating lease right-of-use assets	17,564	17,872
Goodwill	91,261	78,150
Intangible assets, net	29,624	24,803
Separate accounts assets	3,200	3,228
Other assets	4,825	4,620
Total assets	$251,306	$228,275

Liabilities:
Accounts payable	$14,874	$14,838
Pharmacy claims and discounts payable	21,497	19,423
Health care costs payable	12,550	10,142
Policyholders’ funds	1,440	1,500
Accrued expenses	22,571	18,745
Other insurance liabilities	4,748	1,089
Current portion of operating lease liabilities	1,741	1,678
Current portion of long-term debt	2,132	1,778
Liabilities held for sale	—	228
Total current liabilities	81,553	69,421
Long-term operating lease liabilities	16,441	16,800
Long-term debt	59,782	50,476
Deferred income taxes	4,250	4,016
Separate accounts liabilities	3,200	3,228
Other long-term insurance liabilities	5,333	5,835
Other long-term liabilities	6,237	6,730
Total liabilities	176,796	156,506

Shareholders’ equity:
Preferred stock	—	—
Common stock and capital surplus	48,829	48,193
Treasury stock	(33,831)	(31,858)
Retained earnings	60,343	56,398
Accumulated other comprehensive loss	(1,004)	(1,264)
Total CVS Health shareholders’ equity	74,337	71,469
Noncontrolling interests	173	300
Total shareholders’ equity	74,510	71,769
Total liabilities and shareholders’ equity	$251,306	$228,275

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
In millions	2023	2022
Cash flows from operating activities:
Cash receipts from customers	$260,300	$235,395
Cash paid for inventory, prescriptions dispensed and health services rendered	(153,051)	(138,785)
Insurance benefits paid	(61,658)	(51,434)
Cash paid to other suppliers and employees	(26,038)	(22,728)
Interest and investment income received	1,174	687
Interest paid	(2,049)	(1,936)
Income taxes paid	(2,616)	(3,070)
Net cash provided by operating activities	16,062	18,129

Cash flows from investing activities:
Proceeds from sales and maturities of investments	5,547	5,535
Purchases of investments	(6,625)	(6,439)
Purchases of property and equipment	(2,120)	(2,039)
Acquisitions (net of cash and restricted cash acquired)	(16,492)	(131)
Proceeds from sale of subsidiaries (net of cash and restricted cash sold of $2,808 in 2022)	—	(1,928)
Other	43	74
Net cash used in investing activities	(19,647)	(4,928)

Cash flows from financing activities:
Proceeds from issuance of short-term loan	5,000	—
Repayment of short-term loan	(5,000)	—
Proceeds from issuance of long-term debt	10,898	—
Repayments of long-term debt	(2,734)	(4,195)
Repurchase of common stock	(2,013)	(2,000)
Dividends paid	(2,353)	(2,188)
Proceeds from exercise of stock options	242	510
Payments for taxes related to net share settlement of equity awards	(175)	(337)
Other	(210)	(119)
Net cash provided by (used in) financing activities	3,655	(8,329)
Net increase in cash, cash equivalents and restricted cash	70	4,872
Cash, cash equivalents and restricted cash at the beginning of the period	13,305	12,691
Cash, cash equivalents and restricted cash at the end of the period	$13,375	$17,563

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
In millions	2023	2022
Reconciliation of net income to net cash provided by operating activities:
Net income	$6,321	$1,995
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,232	3,181
Loss on assets held for sale	349	2,521
Stock-based compensation	461	341
Gain on sale of subsidiary	—	(225)
Deferred income taxes and other noncash items	(360)	(2,213)
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(3,920)	(2,009)
Inventories	1,305	(415)
Other assets	(518)	(244)
Accounts payable and pharmacy claims and discounts payable	2,466	3,350
Health care costs payable and other insurance liabilities	4,679	4,476
Other liabilities	2,047	7,371
Net cash provided by operating activities	$16,062	$18,129

Non-GAAP Financial Information

The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance. These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP financial measures such as consolidated adjusted operating income, adjusted earnings per share (“EPS”) and adjusted income attributable to CVS Health exclude from the relevant GAAP metrics, as applicable: amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance. Effective January 1, 2023, the Company’s non-GAAP financial measures also exclude the impact of net realized capital gains or losses, described in further detail below. Prior period financial information throughout this press release has been revised to conform with the current period presentation.

For the periods covered in this press release, the following items are excluded from the non-GAAP financial measures described above, as applicable, because the Company believes they neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance:
•The Company’s acquisition activities have resulted in the recognition of intangible assets as required under the acquisition method of accounting which consist primarily of trademarks, customer contracts/relationships, covenants not to compete, technology, provider networks and value of business acquired. Definite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in the unaudited condensed consolidated statements of operations in operating expenses within each segment. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
•The Company’s net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of insurance liabilities. Net realized capital gains and losses are reflected in the unaudited condensed consolidated statements of operations in net investment income (loss) within each segment. These capital gains and losses are the result of investment decisions, market conditions and other economic developments that are unrelated to the performance of the Company’s business, and the amount and timing of these capital gains and losses do not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Accordingly, the Company believes excluding net realized capital gains and losses enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends.
•During the three and nine months ended September 30, 2023, the acquisition-related transaction and integration costs relate to the acquisitions of Signify Health and Oak Street Health. The acquisition-related transaction and integration costs are reflected in the Company’s unaudited condensed consolidated statements of operations in operating expenses within the Corporate/Other segment.
•During the three months ended September 30, 2023, the restructuring charges are primarily comprised of a stock-based compensation charge. During the nine months ended September 30, 2023, the restructuring charges also include severance and employee-related costs and asset impairment charges. During the second quarter of 2023, the Company developed an enterprise-wide restructuring plan intended to streamline and simplify the organization, improve efficiency and reduce costs. In connection with the development of this plan and the recently completed acquisitions of Signify Health and Oak Street Health, the Company also conducted a strategic review of its various transformation initiatives and determined that it would terminate certain initiatives. The restructuring charges are reflected within the Corporate/Other segment.
•During the three and nine months ended September 30, 2023, the office real estate optimization charges primarily relate to the abandonment of leased real estate and the related right-of-use assets and property and equipment in connection with the planned reduction of corporate office real estate space in response to the Company’s new flexible work arrangement. The office real estate optimization charges are reflected in the Company’s unaudited condensed consolidated statements of operations in operating expenses within the Health Care Benefits, Health Services and Corporate/Other segments.
•During the nine months ended September 30, 2023 and the three and nine months ended September 30, 2022, the loss on assets held for sale relates to the Company’s long-term care reporting unit within the Pharmacy & Consumer Wellness segment. During 2022, the Company determined that its LTC business was no longer a strategic asset and committed to a plan to sell it, at which time the LTC business met the criteria for held-for-sale accounting and its net assets were accounted for as assets held for sale. The carrying value of the LTC business was determined to be greater than its estimated fair value less costs to sell and, accordingly, the Company recorded a loss on assets held for sale during the third quarter of 2022. During the first quarter of 2023, a loss on assets held for sale was recorded to write down the carrying value of the LTC business to the Company’s best estimate of the ultimate selling price which reflects its estimated fair value less costs to sell. As of September 30, 2023, the Company determined the LTC business no longer met the criteria for held-for-sale accounting and accordingly the net assets associated with the LTC business were reclassified to held and used at their respective fair values. During the nine months ended September 30, 2022, the loss on assets held for sale also relates to the Company’s international health care business domiciled in Thailand (“Thailand business”), which was included in the Commercial Business reporting unit in the Health Care Benefits segment. The sale of the Thailand business closed in the second quarter of 2022, and the ultimate loss on the sale was not material.
•During the three and nine months ended September 30, 2022, the opioid litigation charges relate to agreements to resolve substantially all opioid claims against the Company by certain states and governmental entities. The opioid litigation charges are reflected within the Corporate/Other segment.
•During the nine months ended September 30, 2022, the gain on divestiture of subsidiary represents the pre-tax gain on the sale of PayFlex Holdings, Inc., which the Company sold on June 1, 2022, for approximately $775 million. The gain on divestiture is reflected as a reduction in operating expenses in the Company’s unaudited condensed consolidated statements of operations within the Health Care Benefits segment.
•The corresponding tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision. During the nine months ended September 30, 2022, the Company’s adjusted income tax provision also excludes the impact of certain discrete tax items concluded in the first quarter of 2022.

See endnotes (1) and (2) on page 24 for definitions of non-GAAP financial measures. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are presented on pages 13 through 15 and page 23.

Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Adjusted Operating Income
(Unaudited)

The following are reconciliations of consolidated operating income (loss) (GAAP measure) to consolidated adjusted operating income, as well as reconciliations of segment GAAP operating income (loss) to segment adjusted operating income:

	Three Months Ended September 30, 2023
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$1,115	$1,727	$1,322	$(474)	$3,690
Amortization of intangible assets	294	150	65	—	509
Net realized capital losses	119	—	2	21	142
Acquisition-related transaction and integration costs	—	—	—	94	94
Restructuring charge	—	—	—	11	11
Office real estate optimization charges	8	1	—	1	10
Adjusted operating income (loss) (1)	$1,536	$1,878	$1,389	$(347)	$4,456

	Three Months Ended September 30, 2022
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$1,260	$1,654	$(1,212)	$(5,621)	$(3,919)
Amortization of intangible assets	294	41	123	—	458
Net realized capital losses	87	—	10	13	110
Loss on assets held for sale	—	—	2,480	—	2,480
Opioid litigation charges	—	—	—	5,220	5,220
Adjusted operating income (loss) (1)	$1,641	$1,695	$1,401	$(388)	$4,349

	Nine Months Ended September 30, 2023
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$3,683	$5,132	$3,388	$(1,833)	$10,370
Amortization of intangible assets	883	316	195	2	1,396
Net realized capital losses	296	—	4	45	345
Acquisition-related transaction and integration costs	—	—	—	294	294
Restructuring charges	—	—	—	507	507
Office real estate optimization charges	39	4	—	3	46
Loss on assets held for sale	—	—	349	—	349
Adjusted operating income (loss) (1)	$4,901	$5,452	$3,936	$(982)	$13,307

	Nine Months Ended September 30, 2022
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$4,512	$4,870	$1,793	$(6,880)	$4,295
Amortization of intangible assets	885	126	367	2	1,380
Net realized capital losses	212	—	44	27	283
Loss on assets held for sale	41	—	2,480	—	2,521
Opioid litigation charges	—	—	—	5,704	5,704
Gain on divestiture of subsidiary	(225)	—	—	—	(225)
Adjusted operating income (loss) (1)	$5,425	$4,996	$4,684	$(1,147)	$13,958

Adjusted Earnings Per Share
(Unaudited)

The following are reconciliations of net income (loss) attributable to CVS Health to adjusted income attributable to CVS Health and calculations of GAAP diluted earnings (loss) per share and Adjusted EPS:

	Three Months Ended September 30, 2023		Three Months Ended September 30, 2022
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income (loss) attributable to CVS Health (GAAP measure)	$2,261	$1.75	$(3,406)	$(2.59)
Amortization of intangible assets	509	0.39	458	0.35
Net realized capital losses	142	0.11	110	0.08
Acquisition-related transaction and integration costs	94	0.07	—	—
Restructuring charge	11	0.01	—	—
Office real estate optimization charges	10	0.01	—	—
Loss on assets held for sale	—	—	2,480	1.88
Opioid litigation charges	—	—	5,220	3.95
Tax impact of non-GAAP adjustments	(177)	(0.13)	(1,991)	(1.50)
Adjusted income attributable to CVS Health (2)	$2,850	$2.21	$2,871	$2.17

Weighted average diluted shares outstanding (GAAP)		1,290		1,315
Adjusted weighted average diluted shares outstanding (non-GAAP) (2)		1,290		1,323

	Nine Months Ended September 30, 2023		Nine Months Ended September 30, 2022
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$6,298	$4.88	$1,977	$1.49
Amortization of intangible assets	1,396	1.08	1,380	1.04
Net realized capital losses	345	0.27	283	0.21
Acquisition-related transaction and integration costs	294	0.23	—	—
Restructuring charges	507	0.39	—	—
Office real estate optimization charges	46	0.04	—	—
Loss on assets held for sale	349	0.27	2,521	1.90
Opioid litigation charges	—	—	5,704	4.31
Gain on divestiture of subsidiary	—	—	(225)	(0.17)
Tax impact of non-GAAP adjustments	(701)	(0.54)	(2,384)	(1.79)
Adjusted income attributable to CVS Health (2)	$8,534	$6.62	$9,256	$6.99

Weighted average diluted shares outstanding (GAAP)		1,289		1,324
Adjusted weighted average diluted shares outstanding (non-GAAP) (2)		1,289		1,324

Supplemental Information
(Unaudited)

The Company’s segments maintain separate financial information, and the Company’s chief operating decision maker (the “CODM”) evaluates the segments’ operating results on a regular basis in deciding how to allocate resources among the segments and in assessing segment performance. The CODM evaluates the performance of the Company’s segments based on adjusted operating income. Adjusted operating income is defined as operating income (loss) (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance as further described in endnote (1). Effective for the first quarter of 2023, adjusted operating income also excludes the impact of net realized capital gains or losses. The Company uses adjusted operating income as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying business performance and trends.

Segment financial information for the three and nine months ended September 30, 2022 has been revised to conform with current period presentation for the following items:
•Effective for the first quarter of 2023, the Company realigned the composition of its segments to correspond with changes made to its operating model and how the business is managed. As a result of this realignment, the Company formed a new Health Services segment, which in addition to providing a full range of PBM solutions, also delivers health care services in the Company’s medical clinics, virtually, and in the home, as well as provider enablement solutions. In addition, the Company created a new Pharmacy & Consumer Wellness segment, which includes its retail and long-term care pharmacy operations and related pharmacy services, as well as its retail front store operations. This segment will also provide pharmacy fulfillment services to support the Health Services segment’s specialty and mail order pharmacy offerings. The Company also discontinued its former segment reporting practice for activity under its Maintenance Choice® program as described in Note (b) of the table on page 17. Following this segment realignment, the Company’s four reportable segments are: Health Care Benefits, Health Services, Pharmacy & Consumer Wellness and Corporate/Other.
•Effective January 1, 2023, the Company adopted a new accounting standard related to the accounting for long-duration insurance contracts using a modified retrospective transition method. Refer to Note 1 ‘‘Significant Accounting Policies’’ in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2023 for further information regarding the adoption of this accounting standard.
•Effective January 1, 2023, the Company’s non-GAAP financial measures exclude the impact of net realized capital gains or losses, described in further detail on page 11.

The impact of these items on segment financial information for the three and nine months ended September 30, 2022 is reflected in the “Adjustments” lines of the table on page 17.

The following is a reconciliation of financial measures of the Company’s segments to the consolidated totals:

In millions	Health Care Benefits	Health Services (a)	Pharmacy & Consumer Wellness	Corporate/ Other	Intersegment Eliminations (b)	Consolidated Totals
Three Months Ended
September 30, 2023
Total revenues	$26,296	$46,891	$28,872	$105	$(12,400)	$89,764
Adjusted operating income (loss) (1)	1,536	1,878	1,389	(347)	—	4,456
September 30, 2022
Total revenues, as previously reported	$22,511	$43,216	$26,706	$142	$(11,416)	$81,159
Adjustments	(15)	38	531	—	(554)	—
Total revenues, as adjusted	$22,496	$43,254	$27,237	$142	$(11,970)	$81,159
Adjusted operating income (loss), as previously reported	$1,544	$1,877	$1,398	$(417)	$(169)	$4,233
Adjustments	97	(182)	3	29	169	116
Adjusted operating income (loss), as adjusted (1)	$1,641	$1,695	$1,401	$(388)	$—	$4,349

Nine Months Ended
September 30, 2023
Total revenues	$78,920	$137,697	$85,578	$376	$(38,608)	$263,963
Adjusted operating income (loss) (1)	4,901	5,452	3,936	(982)	—	13,307
September 30, 2022
Total revenues, as previously reported	$68,376	$125,489	$78,410	$378	$(34,032)	$238,621
Adjustments	(45)	318	1,471	—	(1,744)	—
Total revenues, as adjusted	$68,331	$125,807	$79,881	$378	$(35,776)	$238,621
Adjusted operating income (loss), as previously reported	$5,126	$5,368	$4,865	$(1,277)	$(556)	$13,526
Adjustments	299	(372)	(181)	130	556	432
Adjusted operating income (loss), as adjusted (1)	$5,425	$4,996	$4,684	$(1,147)	$—	$13,958
_____________________________________________
(a)Total revenues of the Health Services segment include approximately $3.2 billion and $2.9 billion of retail co-payments for the three months ended September 30, 2023 and 2022, respectively, and $10.7 billion and $9.8 billion of retail co-payments for the nine months ended September 30, 2023 and 2022, respectively.
(b)Intersegment revenue eliminations relate to intersegment revenue generating activities that occur between the Health Care Benefits segment, the Health Services segment, and/or the Pharmacy & Consumer Wellness segment. Prior to January 1, 2023, intersegment adjusted operating income eliminations occurred when members of the Health Services segment’s clients enrolled in Maintenance Choice elected to pick up maintenance prescriptions at one of the Company’s retail pharmacies instead of receiving them through the mail. When this occurred, both the Health Services and Pharmacy & Consumer Wellness segments recorded the adjusted operating income on a stand-alone basis. Effective January 1, 2023, the adjusted operating income associated with such transactions is reported only in the Pharmacy & Consumer Wellness segment, therefore no adjusted operating income elimination is required.

Supplemental Information
(Unaudited)

Health Care Benefits segment

The following table summarizes the Health Care Benefits segment’s performance for the respective periods:

					Change
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30, 2023 vs 2022		Nine Months Ended September 30, 2023 vs 2022
In millions, except percentages and basis points (“bps”)	2023	2022	2023	2022	$	%	$	%
Revenues:
Premiums	$24,645	$20,989	$74,079	$63,848	$3,656	17.4%	$10,231	16.0%
Services	1,464	1,406	4,285	4,205	58	4.1%	80	1.9%
Net investment income	187	101	556	278	86	85.1%	278	100.0%
Total revenues	26,296	22,496	78,920	68,331	3,800	16.9%	10,589	15.5%
Health care costs	21,114	17,512	63,329	53,100	3,602	20.6%	10,229	19.3%
MBR (Health care costs as a % of premium revenues) (3)	85.7%	83.4%	85.5%	83.2%	230	bps	230	bps
Loss on assets held for sale	$—	$—	$—	$41	$—	—%	$(41)	(100.0)%
Operating expenses	4,067	3,724	11,908	10,678	343	9.2%	1,230	11.5%
Operating expenses as a % of total revenues	15.5%	16.6%	15.1%	15.6%
Operating income	$1,115	$1,260	$3,683	$4,512	$(145)	(11.5)%	$(829)	(18.4)%
Operating income as a % of total revenues	4.2%	5.6%	4.7%	6.6%
Adjusted operating income (1)	$1,536	$1,641	$4,901	$5,425	$(105)	(6.4)%	$(524)	(9.7)%
Adjusted operating income as a % of total revenues	5.8%	7.3%	6.2%	7.9%
Premium revenues (by business):
Government	$17,208	$15,433	$52,680	$47,379	$1,775	11.5%	$5,301	11.2%
Commercial	7,437	5,556	21,399	16,469	1,881	33.9%	4,930	29.9%

The following table summarizes the Health Care Benefits segment’s medical membership for the respective periods:

	September 30, 2023			June 30, 2023			December 31, 2022			September 30, 2022
In thousands	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical membership: (4)
Commercial	4,198	14,075	18,273	4,033	14,114	18,147	3,136	13,896	17,032	3,159	13,852	17,011
Medicare Advantage	3,438	—	3,438	3,408	—	3,408	3,270	—	3,270	3,260	—	3,260
Medicare Supplement	1,352	—	1,352	1,351	—	1,351	1,363	—	1,363	1,345	—	1,345
Medicaid	2,173	452	2,625	2,261	467	2,728	2,234	497	2,731	2,181	490	2,671
Total medical membership	11,161	14,527	25,688	11,053	14,581	25,634	10,003	14,393	24,396	9,945	14,342	24,287

Supplemental membership information:
Medicare Prescription Drug Plan (standalone)			6,092			6,094			6,128			6,090

The following table summarizes the Health Care Benefits segment’s days claims payable for the respective periods:

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Days Claims Payable (7)	50.3	46.9	48.1	51.3	53.8

Supplemental Information
(Unaudited)

Health Services segment

The following table summarizes the Health Services segment’s performance for the respective periods:

					Change
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30, 2023 vs 2022		Nine Months Ended September 30, 2023 vs 2022
In millions, except percentages	2023	2022	2023	2022	$	%	$	%
Revenues:
Products	$45,019	$42,673	$133,371	$123,822	$2,346	5.5%	$9,549	7.7%
Services	1,872	581	4,326	1,985	1,291	222.2%	2,341	117.9%
Total revenues	46,891	43,254	137,697	125,807	3,637	8.4%	11,890	9.5%
Cost of products sold	43,738	41,068	129,425	119,275	2,670	6.5%	10,150	8.5%
Health care costs	612	—	995	—	612	100.0%	995	100.0%
Gross profit (8)	2,541	2,186	7,277	6,532	355	16.2%	745	11.4%
Gross margin (Gross profit as a % of total revenues) (8)	5.4%	5.1%	5.3%	5.2%
Operating expenses	$814	$532	$2,145	$1,662	$282	53.0%	$483	29.1%
Operating expenses as a % of total revenues	1.7%	1.2%	1.6%	1.3%
Operating income	$1,727	$1,654	$5,132	$4,870	$73	4.4%	$262	5.4%
Operating income as a % of total revenues	3.7%	3.8%	3.7%	3.9%
Adjusted operating income (1)	$1,878	$1,695	$5,452	$4,996	$183	10.8%	$456	9.1%
Adjusted operating income as a % of total revenues	4.0%	3.9%	4.0%	4.0%
Revenues (by distribution channel):
Pharmacy network (9)	$27,981	$26,334	$83,050	$76,358	$1,647	6.3%	$6,692	8.8%
Mail & specialty (10)	17,004	16,318	50,378	47,269	686	4.2%	3,109	6.6%
Other	1,906	602	4,269	2,180	1,304	216.6%	2,089	95.8%
Pharmacy claims processed (5) (6) (a)	579.6	584.6	1,743.5	1,734.9	(5.0)	(0.9)%	8.6	0.5%
Generic dispensing rate (6) (11) (b)	87.5%	87.5%	88.1%	87.8%
_____________________________________________
(a)Excluding the impact of COVID-19 vaccinations, pharmacy claims processed decreased 0.4% and increased 1.3% on a 30-day equivalent basis for the three and nine months ended September 30, 2023, respectively, compared to the prior year.
(b)Excluding the impact of COVID-19 vaccinations, the Health Services segment’s generic dispensing rate was 87.7% and 88.1% in the three months ended September 30, 2023 and 2022, respectively, and 88.2% and 88.6% in the nine months ended September 30, 2023 and 2022, respectively.

Supplemental Information
(Unaudited)

Pharmacy & Consumer Wellness segment

The following table summarizes the Pharmacy & Consumer Wellness segment’s performance for the respective periods:

					Change
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30, 2023 vs 2022		Nine Months Ended September 30, 2023 vs 2022
In millions, except percentages	2023	2022	2023	2022	$	%	$	%
Revenues:
Products	$28,043	$26,378	$83,442	$77,152	$1,665	6.3%	$6,290	8.2%
Services	831	869	2,140	2,773	(38)	(4.4)%	(633)	(22.8)%
Net investment income (loss)	(2)	(10)	(4)	(44)	8	80.0%	40	90.9%
Total revenues	28,872	27,237	85,578	79,881	1,635	6.0%	5,697	7.1%
Cost of products sold	22,797	20,849	67,301	60,412	1,948	9.3%	6,889	11.4%
Gross profit (8)	6,075	6,388	18,277	19,469	(313)	(4.9)%	(1,192)	(6.1)%
Gross margin (Gross profit as a % of total revenues) (8)	21.0%	23.5%	21.4%	24.4%
Loss on assets held for sale	$—	$2,480	$349	$2,480	$(2,480)	(100.0)%	$(2,131)	(85.9)%
Operating expenses	4,753	5,120	14,540	15,196	(367)	(7.2)%	(656)	(4.3)%
Operating expenses as a % of total revenues	16.5%	18.8%	17.0%	19.0%
Operating income (loss)	$1,322	$(1,212)	$3,388	$1,793	$2,534	209.1%	$1,595	89.0%
Operating income (loss) as a % of total revenues	4.6%	(4.4)%	4.0%	2.2%
Adjusted operating income (1)	$1,389	$1,401	$3,936	$4,684	$(12)	(0.9)%	$(748)	(16.0)%
Adjusted operating income as a % of total revenues	4.8%	5.1%	4.6%	5.9%
Revenues (by major goods/service lines):
Pharmacy	$22,977	$21,084	$67,371	$61,496	$1,893	9.0%	$5,875	9.6%
Front Store	5,371	5,581	16,597	16,630	(210)	(3.8)%	(33)	(0.2)%
Other	526	582	1,614	1,799	(56)	(9.6)%	(185)	(10.3)%
Net investment income (loss)	(2)	(10)	(4)	(44)	8	80.0%	40	90.9%
Prescriptions filled (5) (6) (a)	407.1	405.6	1,217.6	1,202.0	1.5	0.4%	15.6	1.3%
Same store sales increase (decrease): (12)
Total	8.8%	10.0%	10.4%	9.6%
Pharmacy	11.9%	11.3%	13.0%	9.7%
Front Store	(2.2)%	5.5%	1.6%	9.6%
Prescription volume (6)	2.7%	3.8%	3.7%	4.3%
Generic dispensing rate (6) (11) (b)	88.3%	88.0%	89.1%	88.0%
_____________________________________________
(a)Excluding the impact of COVID-19 vaccinations, prescriptions filled increased 1.1% and 2.6% on a 30-day equivalent basis for the three and nine months ended September 30, 2023, respectively, compared to the prior year.
(b)Excluding the impact of COVID-19 vaccinations, the Pharmacy & Consumer Wellness segment’s generic dispensing rate was 88.7% and 88.9% in the three months ended September 30, 2023 and 2022, respectively, and 89.4% and 89.5% in the nine months ended September 30, 2023 and 2022, respectively.

Supplemental Information
(Unaudited)

Corporate/Other segment

The following table summarizes the Corporate/Other segment’s performance for the respective periods:

					Change
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30, 2023 vs 2022		Nine Months Ended September 30, 2023 vs 2022
In millions, except percentages	2023	2022	2023	2022	$	%	$	%
Revenues:
Premiums	$12	$14	$38	$46	$(2)	(14.3)%	$(8)	(17.4)%
Services	1	18	5	51	(17)	(94.4)%	(46)	(90.2)%
Net investment income	92	110	333	281	(18)	(16.4)%	52	18.5%
Total revenues	105	142	376	378	(37)	(26.1)%	(2)	(0.5)%
Cost of products sold	—	11	1	31	(11)	(100.0)%	(30)	(96.8)%
Health care costs	61	55	163	204	6	10.9%	(41)	(20.1)%
Restructuring charges	11	—	507	—	11	100.0%	507	100.0%
Opioid litigation charges	—	5,220	—	5,704	(5,220)	(100.0)%	(5,704)	(100.0)%
Operating expenses	507	477	1,538	1,319	30	6.3%	219	16.6%
Operating loss	(474)	(5,621)	(1,833)	(6,880)	5,147	91.6%	5,047	73.4%
Adjusted operating loss (1)	(347)	(388)	(982)	(1,147)	41	10.6%	165	14.4%

Supplemental Information
(Unaudited)

The following table shows the components of the change in health care costs payable during the nine months ended September 30, 2023 and 2022:

	Nine Months Ended September 30,
In millions	2023	2022
Health care costs payable, beginning of period	$10,142	$8,678
Less: Reinsurance recoverables	5	8
Less: Impact of discount rate on long-duration insurance reserves (a)	8	—
Health care costs payable, beginning of period, net	10,129	8,670
Acquisitions, net	1,098	—
Add: Components of incurred health care costs
Current year	64,183	53,216
Prior years (b)	(679)	(670)
Total incurred health care costs (c)	63,504	52,546
Less: Claims paid
Current year	52,952	43,632
Prior years	9,207	7,468
Total claims paid	62,159	51,100
Add: Premium deficiency reserve	—	5
Health care costs payable, end of period, net	12,572	10,121
Add: Reinsurance recoverables	4	5
Add: Impact of discount rate on long-duration insurance reserves (a)	(26)	5
Health care costs payable, end of period	$12,550	$10,131
_____________________________________________
(a)Reflects the difference between the current discount rate and the locked-in discount rate on long-duration insurance reserves which is recorded within accumulated other comprehensive loss on the unaudited condensed consolidated balance sheets. Refer to Note 1 ‘‘Significant Accounting Policies’’ in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2023 for further information related to the adoption of the long-duration insurance contracts accounting standard.
(b)Negative amounts reported for incurred health care costs related to prior years result from claims being settled for amounts less than originally estimated.
(c)Total incurred health care costs for the nine months ended September 30, 2023 and 2022 in the table above exclude $62 million and $59 million, respectively, of health care costs recorded in the Health Care Benefits segment that are included in other insurance liabilities on the unaudited condensed consolidated balance sheets and $163 million and $204 million, respectively, of health care costs recorded in the Corporate/Other segment that are included in other insurance liabilities on the unaudited condensed consolidated balance sheets. The incurred health care costs for the nine months ended September 30, 2022 also exclude $5 million for premium deficiency reserves related to the Company’s Medicaid products.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliations of projected net income attributable to CVS Health to projected adjusted income attributable to CVS Health and calculations of projected GAAP diluted EPS and projected Adjusted EPS contain forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our SEC filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023. See “Non-GAAP Financial Information” earlier in this press release and endnote (2) later in this press release for more information on how we calculate Adjusted EPS.

	Year Ending December 31, 2023
	Low		High
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$8,227	$6.37	$8,530	$6.61
Non-GAAP adjustments:
Amortization of intangible assets	1,915	1.48	1,895	1.47
Net realized capital losses	345	0.27	345	0.27
Acquisition-related transaction and integration costs	440	0.34	420	0.32
Restructuring charges	507	0.39	507	0.39
Office real estate optimization charges	70	0.06	60	0.05
Loss on assets held for sale	349	0.27	349	0.27
Tax impact of non-GAAP adjustments	(880)	(0.68)	(870)	(0.68)
Adjusted income attributable to CVS Health (2)	$10,973	$8.50	$11,236	$8.70

Weighted average diluted shares outstanding		1,291		1,291

Endnotes

(1) The Company defines adjusted operating income as operating income (loss) (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related transaction and integration costs, restructuring charges, office real estate optimization charges, losses on assets held for sale, opioid litigation charges and gains/losses on divestitures. The Company uses adjusted operating income as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying business performance and trends. The consolidated measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income (loss). See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from consolidated operating income (loss) in determining consolidated adjusted operating income.
(2) GAAP diluted earnings (loss) per share and Adjusted EPS, respectively, are calculated by dividing net income (loss) attributable to CVS Health and adjusted income attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines adjusted income attributable to CVS Health as net income (loss) attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related transaction and integration costs, restructuring charges, office real estate optimization charges, losses on assets held for sale, opioid litigation charges, gains/losses on divestitures, as well as the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and certain discrete tax items.
Adjusted EPS for the three months ended September 30, 2022 is calculated utilizing adjusted weighted average diluted shares outstanding, which includes 8 million potential common equivalent shares, as the impact of these shares was dilutive. The potential common equivalent shares were excluded from the calculation of GAAP loss per share for the three months ended September 30, 2022, as these shares would have had an anti-dilutive effect as a result of the GAAP net loss incurred. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from net income (loss) attributable to CVS Health in determining adjusted income attributable to CVS Health.
(3) Medical benefit ratio is calculated by dividing the Health Care Benefits segment’s health care costs by premium revenues and represents the percentage of premium revenues spent on medical benefits for the segment’s insured members. Management uses MBR to assess the underlying business performance and underwriting of its insurance products, understand variances between actual results and expected results and identify trends in period-over-period results. MBR provides management and investors with information useful in assessing the operating results of the segment’s insured Health Care Benefits products.
(4) Medical membership represents the number of members covered by the Health Care Benefits segment’s insured and ASC medical products and related services at a specified point in time. Management uses this metric to understand variances between actual medical membership and expected amounts as well as trends in period-over-period results. This metric provides management and investors with information useful in understanding the impact of medical membership on the Health Care Benefits segment’s total revenues and operating results.
(5) Pharmacy claims processed represents the number of prescription claims processed through the Company’s pharmacy benefits manager and dispensed by either its retail network pharmacies or the Company’s mail and specialty pharmacies. Prescriptions filled represents the number of prescriptions dispensed through the Pharmacy & Consumer Wellness segment’s retail and long-term care pharmacies and infusion services operations. Management uses these metrics to understand variances between actual claims processed and prescriptions dispensed, respectively, and expected amounts as well as trends in period-over-period results. These metrics provide management and investors with information useful in understanding the impact of pharmacy claim volume and prescription volume, respectively, on segment total revenues and operating results.

(6) Includes an adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.
(7) Days claims payable is calculated by dividing the Health Care Benefits segment’s health care costs payable at the end of each quarter by its average health care costs per day during such quarter. Management and investors use this metric as an indicator of the adequacy of the Health Care Benefits segment’s health care costs payable liability at the end of each quarter and as an indicator of changes in such adequacy over time.
(8) Gross profit is calculated as the segment’s total revenues less its cost of products sold, and, for the Health Services segment, health care costs. Gross margin is calculated by dividing the segment’s gross profit by its total revenues and represents the percentage of total revenues that remains after incurring direct costs associated with the segment’s products sold and services provided. Gross margin provides investors with information that may be useful in assessing the operating results of the Company’s Health Services and Pharmacy & Consumer Wellness segments.
(9) Health Services pharmacy network revenues relate to claims filled at retail and specialty retail pharmacies, including the Company’s retail pharmacies and LTC pharmacies. Effective January 1, 2023, pharmacy network revenues also include activity associated with Maintenance Choice, which permits eligible client plan members to fill their maintenance prescriptions through mail order delivery or at a CVS pharmacy retail store for the same price as mail order. Maintenance Choice activity was previously reflected in mail & specialty revenues. Prior period financial information has been revised to conform with current period presentation.
(10) Health Services mail & specialty revenues relate to specialty mail claims inclusive of Specialty Connect® claims picked up at a retail pharmacy, as well as mail order and specialty claims fulfilled by the Pharmacy & Consumer Wellness segment. Effective January 1, 2023, mail & specialty revenues exclude Maintenance Choice activity, which is now reflected within pharmacy network revenues. Prior period financial information has been revised to conform with current period presentation.
(11) Generic dispensing rate is calculated by dividing the segment’s generic drug claims processed or prescriptions filled by its total claims processed or prescriptions filled. Management uses this metric to evaluate the effectiveness of the business at encouraging the use of generic drugs when they are available and clinically appropriate, which aids in decreasing costs for client members and retail customers. This metric provides management and investors with information useful in understanding trends in segment total revenues and operating results.
(12) Same store sales and prescription volume represent the change in revenues and prescriptions filled in the Company’s retail pharmacy stores that have been operating for greater than one year, expressed as a percentage that indicates the increase or decrease relative to the comparable prior period. Same store metrics exclude revenues and prescriptions from LTC and infusion services operations. Effective January 1, 2023, same store sales also include digital sales initiated online or through mobile applications and fulfilled through the Company’s distribution centers. Prior period financial information has been revised to conform with current period presentation. Management uses these metrics to evaluate the performance of existing stores on a comparable basis and to inform future decisions regarding existing stores and new locations. Same-store metrics provide management and investors with information useful in understanding the portion of current revenues and prescriptions resulting from organic growth in existing locations versus the portion resulting from opening new stores.